EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated for reference July 15, 2007, is made

BETWEEN:

ANIMAS RESOURCES LTD., a British Columbia company with its registered office at 410-325 Howe Street, Vancouver, BC  V6C 1Z7

(the “Company”);

AND:

John R. Wilson, 279 Birch Valley, Hermantown, MN, USA, 55811

(“Wilson”).

WHEREAS:

The Company is a reporting issuer in British Columbia engaged in the exploration industry; and The Company wishes to engage Wilson to serve as Company’s Vice President of Exploration (hereinafter “VP Exploration”) and Wilson is prepared to provide such services to the Company on the terms and conditions of this Agreement.

THEREFORE, the parties agree:

ENGAGEMENT

The Company engages Wilson as it VP Exploration, and Wilson agrees to serve as the Company’s VP Exploration. Wilson’s services as VP Exploration shall include, but not be limited to, providing technical and geologic oversight and guidance to the Company, work with the Management of the Company to implement the goals and objectives of the Company, relative to the exploration of natural resource projects, including, but not limited to those projects associated with the Santa Gertrudis gold deposits located in Mexico.

REMUNERATION AND REIMBURSEMENT

In consideration for the services to be provided to the Company by Wilson, the Company will compensate Wilson in the following manner:

1)

Salary in the amount of $10,000 (USD) per month during the term of this Agreement.

2)

An option to acquire 200,000 shares in the Company in the format and pursuant to the terms and conditions contained in Exhibit A (Stock Option Stock Certificate) attached hereto.

3)

Can be granted up a total of 300,000 shares of Animas Resources LTD in the format and pursuant to the terms and conditions contained in Exhibit B (Performance Pool Agreement) attached hereto.

4)

Provide or reimburse Wilson for the cost of a vehicle necessary to conduct any of his duties in Mexico.

5)

Provide Wilson with appropriate the computer software necessary to establish the working geologic models maps relative to the duties Wilson will perform pursuant to the is Agreement.

6)

Assist Wilson in obtaining an appropriate visa from the Mexican government necessary for Wilson to conduct any of his duties pursuant to this Agreement.

7)

Reimburse Wilson for any Mexican tax obligations which he might incur relative to his work for the Company in Mexico beyond the days allowed by Mexican law.

DUTIES OF WILSON

During the term of this Agreement, Wilson will:

1.

provide the services required under this Agreement honestly and diligently, and will use his best efforts to serve the Company and promote its interests;

2.

obey and carry out all lawful and reasonable instructions, rules and    policies, and bylaws and internal governance documents of the Company and the lawful directions as given to him by the Management of the Company;

3.

and, to keep himself informed of and comply with all applicable laws and policies relating to the provision of its services under this Agreement.

Wilson shall be allowed to continue his other consulting obligations to the extent that such obligations do not require more than five days per month commitment by Wilson.

CONFIDENTIAL INFORMATION

Wilson will not for his personal use, directly or indirectly, use, disseminate, disclose, communicate, divulge, reveal, publish, any confidential information relating to the Company, whether during the term of this Agreement or thereafter, unless he first receives written permission to do so from an authorized officer of the Company. For the purposes of this Agreement, “confidential information” is information disclosed to or acquired by Wilson relating to the business of the Company, its projects or the personal affairs of the directors, officers and shareholders of the Company, including information developed or gathered by Wilson which has not been approved by the Company for public dissemination.  Confidential information does not include information in the public domain, information released from the provisions of this Agreement by written authorization of an authorized officer of the Company, information which is part of the general skill and knowledge of Wilson and does not relate specifically to the business of the Company, and information which is authorized by the Company to be disclosed in the ordinary course or is required by law or applicable regulatory policy to be disclosed.

AMENDMENTS

No amendment, change, modification or addition to this Agreement will be valid unless made in writing and executed by both parties.

TERM

Wilson shall serve as VP Exploration of the Company beginning August 1, 2007 until such time as he resigns said position or is removed from said position by the Management of the Company after 30 days prior notice.

NOTICE

Any notice under this Agreement will be given in writing and must be delivered, sent by telex, telegram or telecopier or mailed by prepaid post and addressed to the party to which notice is to be given at the address indicated above, or at another address designated by such party in writing. If notice is sent by telex, telegram or telecopier or is delivered, it will be deemed to have been given at the time of transmission or delivery. If notice is mailed, it will be deemed to have been received 48 hours following the date of mailing of the notice.

If there is an interruption in normal mail service due to strike, labor unrest or other cause at or prior to the time a notice is mailed the notice will be sent by telex, telegram or telecopier or will be delivered.

GOVERNING LAW

This Agreement is governed by the law of British Columbia and, except as otherwise provided in this Agreement; the parties attorn to the exclusive jurisdiction of the courts of British Columbia for the resolution of all disputes arising out of or in connection with this Agreement.

IN WITNESS of this Agreement, the parties have executed and delivered this Agreement as of the date given above.

ANIMAS RESOURCES LTD.

Gregory E. McKelvey, President & CEO

JOHN R. WILSON

Authorized Signatory